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                                                                   EXHIBIT 10.10



                            TAX ALLOCATION AGREEMENT

        THIS AGREEMENT is made as of June 1, 1998 between INTERNATIONAL DATA GROUP, INC., a Massachusetts corporation ("IDG"), and IDG BOOKS WORLDWIDE, INC., a Delaware corporation ("IDGB"; the term "IDGB" meaning IDGB and those of its subsidiaries that are members of an affiliated group of corporations including IDGB within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")).

                              Preliminary Statement

        IDG is currently the parent of an affiliated group of corporations (including IDGB) within the meaning of Section 1504(a) of the Code ("IDG Group"). IDG Group files consolidated returns for United States federal income tax purposes ("Federal Returns"), files state income tax returns on a combined, consolidated, unitary or similar basis ("State Returns"), and also files various sales, property and miscellaneous tax returns ("Other Returns").

        IDG and IDGB contemplate that in 1998 IDGB will issue shares of its capital stock in a registered public offering, with the result that IDGB, effective as of the closing date of the public offering (the "Separation Date"), will no longer be part of IDG Group. On the Separation Date, after IDGB ceases to be part of IDG Group for purposes of filing Federal Returns and most State Returns, the Continuing IDG Group (as defined hereinafter) and IDGB may still be required, or may find it advantageous, to file State Returns and Other Returns in certain states where a combined or unitary tax return is available, even though consolidation for purposes of Federal Returns is not then available. Such continuing State Returns and Other Returns are referred to herein as "Continuing Non-Federal Returns." The purpose of this Agreement is to set forth the understanding of the parties with respect to the Federal Returns, State Returns, Other Returns and Continuing Non-Federal Returns. Foreign tax returns are not subject to this Agreement.

                                   Agreements

        IT IS MUTUALLY agreed by the parties hereto as follows:

1.      CERTAIN DEFINITIONS; CONSTRUCTION.

        1.1 The term "Continuing IDG Group" means the group of corporations of which IDG is the common parent and with which IDG files an affiliated consolidated federal income tax return, but excluding IDGB and subsidiaries of IDGB that may exist now or in the future. For purposes of this Agreement, the Continuing IDG Group shall be treated as a single corporate entity. The Continuing IDG Group, on the one hand, and IDGB and its subsidiaries, on the other, are sometimes herein referred to collectively as the "Two Companies" or the "Companies." This Agreement anticipates that IDG will set aside and retain certain sums calculated as provided herein. All references to IDG paying sums to itself pursuant to this Agreement shall be satisfied by IDG setting aside sums in respect of the obligations established under this Agreement.



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        1.2.   The section titles used herein are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions hereof. Words may be construed in the singular or the plural as the context requires. All references to years refer to the tax year of IDG and IDGB, which in each case end on September 30th in each year, although nothing contained in this Agreement shall require either IDG or IDGB to maintain September 30th as its tax year end.

2.      FILING OF TAX RETURNS.

        2.1. Federal Returns. For all fiscal periods ending on the Separation Date as to which a consolidated Federal Return is appropriate in accordance with the terms of this Agreement, IDG as the common parent will prepare and file or cause to be prepared and filed the Federal Returns and any estimated payments related thereto for the Continuing IDG Group and IDGB. IDGB will reimburse IDG for IDGB's portion of the tax in accordance with this Agreement. Such reimbursement will be the tax IDGB would have paid on a separate return basis.

        2.2 State Returns and Other Returns. For all fiscal periods ending on the Separation Date as to which a combined, consolidated, unitary or similar State Return or Other Return is appropriate in accordance with the terms of this Agreement, IDG as the common parent will prepare and file or cause to be prepared and filed the State Returns and the Other Returns and any estimated payments related thereto for the Continuing IDG Group and IDGB. Such State or Other Returns may be filed on a combined, consolidated, or unitary basis or using any other basis that IDG believes will result in a lower overall tax liability to the Two Companies, for all States and other jurisdictions. IDGB will reimburse IDG for IDGB's portion of the tax in accordance with this Agreement. Such reimbursement will be the tax IDGB would have paid on a separate return basis, but only if it was required to file a return in that jurisdiction.

        2.3 Continuing Non-Federal Returns. For all fiscal periods commencing after the Separation Date as to which a combined, consolidated, unitary or similar Continuing Non-Federal Return is appropriate in accordance with the terms of this Agreement, IDG will prepare and file or cause to be prepared and filed the Continuing Non-Federal Returns and any estimated payments related thereto for the Continuing IDG Group and IDGB. Such Continuing Non-Federal Returns may be filed on a combined, consolidated or unitary basis, or any other basis that IDG believes will result in lower overall tax liability to the Two Companies, for all jurisdictions,. IDGB will reimburse IDG for IDGB's portion of the tax in accordance with this Agreement. Such reimbursement will be the tax IDGB would have paid on a separate return basis, but only if it was required to file a return in that jurisdiction.

3.      TIME OF PAYMENT OF TAX OBLIGATIONS TO IDG.

        With respect to any fiscal period for which it is contemplated that IDG will prepare and file a return pursuant to Section 2 of this Agreement, the obligations of the Companies for tax payments in connection with Federal Returns, State Returns, Other Returns and Continuing Non-Federal Returns will be determined and paid as follows:



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        3.1    Not later than the 15th day after the end of the fourth, sixth, ninth and twelfth months of each consolidated taxable year of IDG, IDG will make a reasonable determination (consistent with the provisions of Section 6655 of the Code and any comparable provisions of state or local law) of the separate Federal and State income tax liability, and the separate sales tax, property tax and miscellaneous tax liability, that each Company would be required to pay as estimated payments on a separate return basis for that period. Each Company shall pay to IDG the amount of such liability within ten days.

        3.2 After the end of IDG's fourth accounting quarter and before the 15th day of the third month thereafter, each Company will promptly pay to IDG the entire amounts estimated to be due and payable under such Company's Federal Returns and State Returns, and under such Company's Other Returns and Continuing Non-Federal Returns, in each case as if filed on a separate return basis, less all amounts previously paid with respect to that year pursuant to Section 3.1 hereof.

        3.3 If, upon the filing of any combined, consolidated, unitary or similar Federal Return or State Return, Other Return, or Continuing Non-Federal Return, a revised calculation is made in the manner set forth in Section 3.2 hereof, and it is determined that either Company has paid to IDG with respect to the consolidated taxable year an amount greater than that required by Section 3.2, then that excess will be promptly paid by IDG to that Company.

        3.4 The parties acknowledge that IDGB shall accrue on its books the taxes payable to IDG hereunder for periods prior to the Separation Date and that such amounts shall not be included in the amounts to be distributed to IDG in connection with the public offering of IDGB's shares.

4.      TAX OBLIGATIONS OF IDG.

        IDG will timely pay to the appropriate tax authority (and provide to IDGB evidence of payment to the extent applicable to IDGB) the consolidated tax liabilities of the Companies arising from filing a consolidated Federal Return or a combined, consolidated, unitary or similar State Return, Other Return or Continuing Non-Federal Return.

5.      PAYMENT OF FUNDS BY IDG OR IDGB IN CERTAIN CASES.

        With respect to any fiscal period for which it is contemplated that IDG will prepare and file a return pursuant to Section 2 of this Agreement, after the end of IDG's fourth quarter and before the 15th day of the third month thereafter, if in any year one of the Companies incurs a loss, the other Company shall pay to the first Company a sum equal to the amount of benefit realized by the other Company that is attributable to the loss incurred by the first Company. Any payment by IDGB shall be made to IDG.

6.      CHANGES IN PRIOR YEAR'S TAX LIABILITIES.


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        In the event that the consolidated, combined, unitary or similar tax liability or the separate tax liability referred to in Sections 3, 4 and 5 hereof for any year for which a consolidated, combined, unitary or similar tax return for the Two Companies was filed is or would be increased or decreased by reason of filing an amended return or returns (including carry-back claims), or by reason of the examination of the returns by the Internal Revenue Service or any state or local taxing authority, the amounts of the payments under Sections 3, 4 or 5, as the case may be, for each such year will be recomputed by IDG to reflect the adjustments to taxable income or other basis of tax and tax credits for the taxable year and interest or penalties, if any. In accordance with those recomputations, additional sums will be paid by the Companies to IDG or paid by IDG to the Companies regardless of whether a member (including IDGB) has become a Departing Member (as defined hereinafter) subsequent to the taxable year of recomputation.

7.      NEW MEMBERS.

        With respect to any fiscal period for which it is contemplated that IDG will prepare and file a return pursuant to Section 2 of this Agreement, the Companies agree that if IDG becomes the parent, as that term is used in Section 1504 of the Code, of one or more subsidiary corporations in addition to IDGB, then, at IDG's election, each newly acquired subsidiary corporation may become a separate party to this Agreement or an agreement substantially similar hereto by consenting in writing to be bound by its provisions, effective immediately upon its delivery to IDG, but the income and deductions or other basis for tax and the tax credits of the newly acquired subsidiary corporations will first be included in the consolidated Federal, State, Other or Continuing NonFederal Returns as required by the Code or the applicable law of any state or other jurisdiction.

8.      DEPARTING MEMBERS.

        8.1. The term "Departing Member" means a Company that is no longer permitted under the Code or applicable state or local law to be included in the consolidated Federal Return, a State Return, or Other Return with the other Company. The parties contemplate that IDGB will become a Departing Member as to Federal Returns and most State and Other Returns on the Separation Date and may become a Departing Member as to Continuing Non-Federal Returns at some time in the future.

        8.2. In applying this Agreement to a Departing Member for the final taxable year in which its income and deductions or other basis for tax and the tax credits are required to be included in the consolidated Federal, State, Other or Continuing Non-Federal Return: (i) the amount required to be paid by a Departing Member under the provisions of Section 3 hereof and (ii) the amount that the Departing Member is entitled to receive under the provisions of Section 5 hereof, will be determined by taking into account the income and deductions or other basis for tax and the tax credits of the Departing Member only for the fractional part of such year as the Departing Member was a member of the consolidated group and included in the consolidated Federal, State, Other or Continuing NonFederal Return.



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        8.3.   After the filing of the consolidated Federal, State, Other or
Continuing Non-Federal Return for the last taxable year that the Departing Member was included therein, the Departing Member will be informed, if applicable, of the amount of consolidated carry-overs as of the end of the taxable year or period which are attributable to the Departing Member, as provided by Treasury Regulations Section 1.1502-79 or comparable state or local law or otherwise, including the agreement of the parties.

9.      NO LIABILITY OF IDGB FOR TAXES OF OTHER IDG GROUP MEMBERS.

        IDG shall pay, and shall indemnify and hold harmless IDGB from and against, all taxes attributable to the IDG Group other than IDGB, whether heretofore or hereafter arising or incurred, including, without limitation, liability arising by reason of IDGB being severally liable for any taxes of the IDG Group pursuant to Treasury Regulations Section 1.1502-6.

10.     DETERMINATION OF SUMS DUE FROM AND PAYABLE TO MEMBERS.

        IDG will determine the sums due from and payable to the Companies under the provisions of this Agreement (including, without limitation, determinations for purposes of Section 6 hereof). The Companies agree to provide IDG with such information as may reasonably be necessary to make these determinations.

11.     COOPERATION; TAX CLAIMS.

        11.1 COOPERATION IN GENERAL. To the extent necessary to enable the party preparing or filing a tax return or handling a tax claim as provided herein, each of IDG and IDGB agrees to make available to the other party records in its custody or control, to furnish other information, and otherwise to cooperate to the extent reasonably required for the filing of tax returns the handling of a tax claim.

        11.2   NOTICE, DEFENSE, AND SETTLEMENT OF TAX CLAIMS.

               (a) If the IDG Group or IDGB receives written notice of a deficiency contest, audit, or other proceeding with respect to a proposed tax liability for the other party is liable under this Agreement (including liability hereunder to indemnify or reimburse a member of the other group), then the recipient shall notify the other party of such matter by promptly sending written notice thereof to IDG or IDGB, as the case may be. IDG and IDGB shall cooperate to contest and defend any such proposed tax liability. The party that is liable under applicable law for such proposed tax liability (without regard to this Agreement) shall not settle, compromise, or otherwise agree to pay such liability without the consent of the party that is liable for such tax under this Agreement. Such consent shall not be unreasonably withheld.

               (b) IDG shall be responsible for responding to any notice of deficiency, contest, audit, or other proceedings with respect to a proposed tax liability with respect to a Federal Return,


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State Return, Other Return or Continuing Non-Federal Return in which IDGB is included. IDGB shall be responsible for responding to any notice of deficiency, contest, audit, or other proceedings with respect to a proposed tax liability of a stand alone tax return of IDGB. The cost and expense of IDG's handling of a tax controversy, including legal and accounting fees, will be allocated to and paid by the Company to which the tax controversy relates. If the tax controversy relates to both Companies, the cost and expense will be allocated between the Companies in the proportion that each Company's potential additional tax liability bears to the total potential additional tax liability of both Companies (determined in accordance with Section 6 hereof and assuming that the tax controversy is resolved in favor of the taxing authority) for the taxable year in issue. If the tax controversy encompasses more than one taxable year, IDG will first allocate the cost and expense to each taxable year in the proportion that the potential additional tax liability for each taxable year bears to the total potential additional tax liability for the taxable years in issue.

        11.3 CONFIDENTIALITY. IDG and IDGB understand the confidential nature of financial information disclosed in tax returns and the related supporting documentation. Each of IDG and IDGB hereby agree to not release any tax and supporting documentation or information with respect to the other party to any outside party (other than taxing authorities pursuant to a legal obligation to provide such information) without the consent of the other party.

12.     RESOLUTION OF DISPUTES.

        The parties hereto agree that litigation can be both costly and inefficient and that alternative dispute resolution methods are, in general, desirable. Accordingly, in case of any dispute or ambiguity concerning the amount of any payment provided for under this Agreement, the parties shall consider whether such dispute or ambiguity shall be resolved, in a manner consistent with the principles and procedures set forth in this Agreement, by an internationally recognized accounting firm (a so-called "Big Six" accounting firm) jointly selected by the parties hereto. The parties may agree, but are not required to agree, that the judgment of such accounting firm shall be conclusive and binding upon each of the parties to this Agreement. The accounting firm's fee shall be borne equally by each of the parties to this Agreement. If the parties do not agree to pursue this or another method of alternative dispute resolution, or if they do not agree that the resolution determined by the accounting firm shall be binding, then the parties shall have the right to seek resolution of the matter in the forums provided in Section 14.3.

13.     EFFECTIVE DATE AND EXPIRATION.

        This Agreement shall be effective beginning on the Separation Date, and will continue until the expiration of the last statute of limitations applicable to taxes governed by this Agreement. If the Separation Date shall not have occurred by December 31, 1998, this Agreement shall not become effective and shall no longer be binding on either party hereto in any respect.

14.     GENERAL.

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        14.1 WAIVER. Any waiver by any party of any default by the other hereunder shall not be deemed to be a continuing waiver of such default or a waiver of any other default or of any of the terms and conditions of this Agreement.

        14.2 AMENDMENTS. The terms and conditions of this Agreement may not be superseded, modified, or amended except in writing stating that it is such a modification and signed by an authorized representative of each party hereto.

        14.3 GOVERNING LAW; FORUM SELECTION. This Agreement shall be governed by the laws of the State of Delaware, without reference to its conflict of laws principles. With respect to disputes arising out of this Agreement, unless the parties otherwise agree, (i) any proceeding instituted by IDGB shall be subject to the exclusive jurisdiction and venue of the Massachusetts state courts of Middlesex County or Suffolk County, at the election of IDG (or, if there is exclusive Federal jurisdiction, the United States District Court for the District of Massachusetts), and (ii) any proceeding instituted by IDG shall be subject to the exclusive jurisdiction and venue of the California state courts of Santa Mateo County (or, if there is exclusive Federal jurisdiction, the United States District Court for the Southern District of California), and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

        14.4 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter.

        14.5 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of each party hereto, its respective successors and assigns, and each member of the IDG Group not a party hereto.

        14.6 NOTICES. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, by guaranteed overnight delivery by means of a nationally recognized overnight delivery service, by fax, or by first class certified or registered mail, return receipt requested, postage prepaid, to the following addresses.

               (a) If to IDGB, at 919 East Hillsdale Boulevard, Suite 400, Foster City, California 94404, Attention: Chief Financial Officer, or at such other address or addresses as may have been furnished in writing by IDGB to IDG, with a copy in each case to Brian C. Erb, Esq., Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304.

               (b) If to IDG, at 5 Speen Street, Framingham, Massachusetts 01701, Attention: Vice President and Controller, or at such other address or addresses as may have been furnished to IDGB in writing by IDG, with a copy in each case to Edward N. Gadsby, Jr., Esq., Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109.


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        Notices provided in accordance with this Section shall be deemed delivered upon personal delivery, upon actual receipt or on the third business day after deposit in the mail.

        14.7 HEADINGS; COUNTERPARTS. Headings to Sections of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

        14.8 PARTIAL INVALIDITY. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

        14.9 FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperformance party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       INTERNATIONAL DATA GROUP, INC.

                                       By:_____________________________________

                                       IDG BOOKS WORLDWIDE, INC.

                                       By:_____________________________________